Exhibit 23.4
CONSENT OF NATIONAL CINEMEDIA, LLC
Board of Directors
Cinemark Holdings, Inc.
3900 Dallas Parkway, Suite 500
Plano, Texas 75093
Members of the Board:
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 by Cinemark Holdings, Inc. (the “Company”) of the audited financial statements of National CineMedia, LLC as of and for the year ended December 27, 2007 (and comparative periods) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2007.

National CineMedia, LLC
By National CineMedia, Inc., its managing member

By:
Gary W. Ferrera
Executive Vice President and Chief Financial Officer
August 28, 2008